EXHIBIT 10.1

October 25, 2010

Mr. John Begg
Executive Director
Solimar Energy Limited
366 East Santa Clara, CA 93001

Letter of Intent to Farmin to Guijarral Hills Extension  Exploitation Project

Dear Mr. Begg,

This letter is intended to summarize the principal terms of the proposed participation by Blast Energy Services, Inc., a Texas corporation (“Blast”) in the Guijarral Hills Extension Exploitation Project (“Guijarral Hills”).

WHEREAS, the Parties seek to negotiate a definitive written agreement effecting the terms and conditions of the farm in (“Definitive Agreement”) between the Parties.

PART ONE

NOW, THEREFORE, the Parties have agreed to enter into the following Letter of Intent:

1.
Exclusivity. Blast will pay to Solimar within 5 days of execution of this LOI the sum of $0.1M ( $100,000) being a non refundable exclusivity fee. In return Blast will have the exclusive right for a period of up to 90 days within which to conclude a farmin to Guijarral Hills based on the terms of this LOI. Such fee will be applied to the farmin consideration as noted in item 2 and 3 or rebated against the payment contemplated in Item 5.

2.
Basic Transaction.  Blast agrees to farmin to Guijarral Hills on a 1/3 for a 1/4 basis offering to fund  66 2/3 per cent (%) of the proposed Authorization for Expenditure (“AFE”) for the first well to be drilled on the project.

3.
Consideration.  Blast understands the dry hole AFE for the first well to full Total Depth (“TD”) at the lower Gatchell is approximately $2.3 Million and hence Blast is proposing to participate on a promoted basis to the extent of $1.54 Million and thereafter at working interest for the full extent of drilling the well to TD. Blast understands that this does not include costs to complete the well and bring it onto production which costs Blast will pay 66 2/3 per cent (%).

4.
Working Interest. Blast understands that Solimar Energy Limited through its subsidiary Solimar Energy LLC (collectively “Solimar”) and Neon own 100 per cent (%) of the working interest (“WI”) and approximately 76 per cent (%) of the net realizable interest (“NRI”) in the Guijarral Hills leases. Consequently Blast would subsequently own 50 per cent (%) of the WI and 38.0 per cent (%) of the NRI after the farm in. Blast understands that the first well is planned to drill through the Temblor, Allison and Leda sand formations and the Avenal/Gatchell sand formation entitling the WI partners to rights in all formations.

5.
Capital Commitments. Blast understand that it will be responsible for the proportional sunk cash costs of Solimar and Neon (estimated at $0.4 Million) based upon the WI , and subsequent AFEs also based upon the WI .

6.
Joint Operating Agreement. Blast understands that the Guijarral Hills project will be operated by Solimar according to a Standard Form 610 operating agreement (as per supplied by Solimar on Friday 22 October, 2010) and that Blast will become a party to such agreement at execution of the Definitive Agreement.

7.	Actions Prior to Execution of a Definitive Agreement. The execution of a Definitive Agreement by the Parties would be subject to the satisfaction of various conditions, including:

a)	Payment of the Exclusivity Fee per Clause 1 above:

b)
Negotiation of a comprehensive Definitive Agreement, which would include representations, warranties, covenants, indemnities, conditions to closing (including financial condition and identification, to the extent practicable, of any necessary regulatory and third-party consents or approvals), mutual fiduciary out clauses, break-up fees, and other customary terms;

c)	The boards of directors of each of the Parties approving the Acquisition and Definitive Agreement;

The foregoing list of items is not intended to be definitive or complete and does not obligate either Party to enter into a Definitive Agreement even if the foregoing items are completed.

Sincerely,

BLAST ENERGY SERVICES, INC.

By:	/s/ Michael Peterson
Name: Michael Peterson
Title: CEO

SOLIMAR ENERGY Limited

By:	/s/ John Begg
Name: John Begg
Title: Executive Director